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                                  EXHIBIT 10.3

                          PROPERTY MANAGEMENT AGREEMENT

DATE    :      July 24   ,1996

BETWEEN :      JKLM FAMILY LIMITED PARTNERSHIP, an Oregon limited partnership
               ("Owner")

                                             and

                TERRITORIAL INNS MANAGEMENT CO., INC., an Oregon corporation ("Manager").

                                R E C I T A L S :

        Owner is the owner of the Summer Hill Apartments in Cotulla, Texas (hereinafter referred to as the "Property"). Manager is in the business of managing, operating and maintaining motel and apartment properties.

        Owner desires to employ, engage and appoint Manager as its managing agent for the Property, and Manager is desirous of accepting this appointment,

        NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, Owner and Manager agree as follows:

        1. Appointment. The Owner hereby appoints and employs Manager as the exclusive managing agent for the Property, and Manager hereby accepts such appointment.

        2. Term. This Agreement shall commence as of the date hereof and shall remain in effect until terminated as hereinafter provided.

        3. Management Fee.

               3.1 Fee. Owner shall pay Manager a monthly fee in the amount of ten percent (10%) of the Gross Room Revenue of the Property for the immediately preceding month. Management fees are to be paid monthly and are due by the fifth
(5th) day of the month based on the revenues of the preceding month.

               3.2 Gross Room Revenue. For purposes of this section, Gross Room Revenue shall mean all of the rents paid, less any tenant credit or adjustment, and shall exclude deposits such as cleaning deposits, pet deposits, and security deposits.

        4. Manager's Duties. Manager shall manage, coordinate, and supervise the operation, maintenance and management of the Property. Manager shall have such responsibilities, and shall perform and take or cause to be performed or taken all such services and actions customarily performed or taken by managing agents of property of similar nature, location and character to that of the Property as Manager shall deem necessary or advisable for the proper management of the Property, including,


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without limitation, the duties set forth in 4.1 through 4.10 below. Unless other specifically provided in this Agreement, all services and actions that Manager is required or permitted to perform or take or cause to be performed or taken under this Agreement in connection with the management of the Property shall be performed or taken as the case may be on behalf of Owner and at Owner's sole expense.

               4.1 Rentals. Manager shall rent all apartments on terms and conditions satisfactory to Owner to desirable tenants.

               4.2 Enforcement. Except as directed otherwise by Owner, Manager shall monitor the compliance of all tenants with the terms and conditions of their rental agreements and take all such actions as Manager shall deem necessary or advisable to enforce all the rights and remedies of Owner under the rental agreements to protect the interests of Owner, including without limitation, the preparation and delivery to tenants of late payment, default, and other appropriate notices. With the prior written consent of Owner, Manager may retain counsel, collection agencies, and such other persons as Manager may deem appropriate or advisable to enforce by legal action the rights and remedies of Owner against any tenant in default in the performance of its obligations under a rental agreement. Manager shall promptly notify Owner of the progress of any such legal action.

               4.3 Dispute Resolution. Manager shall receive and use its best efforts to attend to and resolve all complaints of tenants and shall attempt to resolve any complains, disputes, or disagreements by or among tenants but shall not expend more than Two Hundred Dollars ($200) to settle any dispute with the tenant without the prior written consent of Owner.

               4.4 Rates. Manager shall establish and maintain price and rates schedules for all services and facilities of every kind or nature connected with the operation of the Property and shall collect all revenues derived therefrom for the account of Owner.

               4.5 Advertising. Manager shall, at the expense of and with the prior approval of Owner, hire such advertising services and place such advertisements which the Manager may deem necessary for the operation of the Property.

               4.6 Compliance. Manager shall take or cause to be taken all appropriate actions affecting the Property as Manager deems advisable to comply with all legal requirements applicable to the Property and those of any Board of Fire Underwriters or similar agency.

               Notwithstanding limitations set forth in Section 8.3 of this Agreement, Manager may without owner's prior written approval, take or cause to be taken such actions without limitation as to cost, the failure to do so would or might in Manager's judgment, expose Owner or Manager to criminal liability, provided that in each instance Manager shall, before taking or causing to be taken such action, use reasonable efforts under the circumstances to notify Owner or the need for the action and to obtain Owner's approval. Manager and Owner shall each promptly notify the other of any violation, order, rule or determination of any governmental authority or Board of Fire Underwriters or similar agency that affects the Property.

               4.7 Maintenance. Manager shall cause the building to be maintained in good and safe condition comparable to that of other properly maintained properties of similar type and location to that of the Property.

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               To the capacity of all equipment and systems located in or servicing the property, Manager shall cause all such equipment and systems to be operated effectively and maintained in good repair. Further, Manager shall cause to be provided or made available to tenants those services which Owner is required to provide or make available under rental agreements.

               Manager shall enter into such service and maintenance contracts as Manager shall deem necessary or appropriate for the operation and maintenance of the building, including without limitation, telephone service, utilities, elevator, boiler and air conditioning maintenance, landscape maintenance, pest control, rubbish removal, and fuel. Manager shall purchase in reasonable quantities and at reasonable prices all supplies as Manager shall deem necessary or appropriate for the proper operation and maintenance of the Property.

               4.8 Repairs. With the prior written consent of Owner, Manager shall cause such ordinary and necessary repairs to be made to the Property on all equipment and systems located in or servicing the Property, and shall cause such interior alterations and declarations to be made in the Property as Manager shall deem necessary or advisable for its proper operation and maintenance.

               The prior approval of Owner shall not be required for emergency repairs regardless of the cost of such repairs if, in the reasonable opinion of Manager, such repairs are immediately necessary for the preservation or protection of the Property or the safety of Tenants and other personnel in or on the Property, or are otherwise required to avoid the suspension of any necessary services to the Property, provided that in each such instance Manager shall, before causing any such emergency repair to be made, use reasonable efforts under the circumstances to notify Owner of the emergency situation and obtain its approval of that repair.

               4.9 Property Rehabilitation. Manager shall plan, arrange for, order and oversee installation of capital improvements and rehabilitation of the Property as authorized in writing by Owner on a project-by-project basis, which authorization must be given before commencing such project. In the event the project costs do not exceed Six Thousand Dollars ($6,000) per year there shall be no additional fee for such services. In the event the project costs exceed Six Thousand Dollars ($6,000) in a year,

                      (a) Manager shall provide Owner with a detailed cost budget in advance of commencing the work;

                      (b) The Owner shall pay Manager a fee of four percent (4%) of the costs in excess of Six Thousand Dollars ($6,000) upon completion of the project, in addition to the Management Fee; and

                      (c) With the prior written consent of Owner, Manager shall hire such additional personnel as Owner and Manager agree are required to complete the project and Owner shall pay the salary and employment related expenses of such personnel.

               4.10 Miscellaneous. Generally do all things and take all actions necessary or appropriate for the operation and management of the Property within the terms of this Agreement.

        5. Employees.

               5.1 Hiring. To the extent Manager deems necessary for the conduct of the management


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of the Property, Manager shall hire personnel who, in each instance, shall be employees of Owner (and not of Manager), provided, however, that any personnel hired by Manager whose wages are not provided for in the budget shall be employees of Manager and their wages and fringe benefits shall be paid by Manager without reimbursement by Owner. Manager shall direct and supervise all personnel hired by Manager in the performance of their duties and shall discharge those of them whose employment Manager shall determine to be unnecessary or undesirable. Manager shall use due care in the selection of personnel and employees on Owner's behalf and, having used such care, shall have no responsibility or liability for any act or admission, tortious or otherwise, of any such employee.

               5.2 Wages. Manager shall pay all wages and other benefits properly payable to the employees hired by Manager, maintain adequate payroll records, remit to the property authorities all required income and social security withholding taxes on employment insurance payments, workers compensation payments and such other amounts with respect to wages and other benefits payable to such employees as may be required under applicable law, together in each case with all required reports or other filings, and shall maintain and administer all medical, disability and other insurance benefits and other fringe benefits as may from time to time be required under any union or other agreements or arrangements pertaining to the employment of such personnel.

               5.3 Labor Contracts. Manager shall perform Owner's obligations under all union and other labor contracts affecting the employees of Owner who are rendering services in connection with the management of the Property, and shall monitor and enforce all of Owner's rights thereunder.

               5.4 Assigned Employees. The Manager may, with the Owner's prior written approval, assign one or more of Manager's employees to the Property on a temporary basis, in which event the Owner agrees to reimburse the Manger for all the actual expenses of that employee, including wages, transportation to and from the Property and reasonable room and board of such employee while at the Property.

        6. Limitations on Manager's Powers and Authority.

               6.1 Expenditures. Except to the extent provided for in any approved budget or as otherwise specifically provided in this Agreement with respect to emergency situations or otherwise, Manager shall not, without the prior written approval of Owner, incur any single expense for a repair, alteration, service, supply or other matter whatsoever that would involve a cost in excess of Five Hundred Dollars ($500), except that air conditioners may be replaced at a cost of not more than $1,200.

               6.2 Owner's Credit. The Manager shall not pledge the Owner's credit without the Owner's prior written consent. The Manager shall not in the name of Owner borrow any money or execute any promissory note or other encumbrance without the prior written consent of the Owner.

        7. Deposit of Funds/Books of Account.

               7.1 Operating Accounts. Manager shall open and maintain an account or accounts ("Operating Accounts") as Manager shall deem necessary or appropriate in a banking institution in the State of Texas, designated from time to time by Owner in Manager's name as agent for owner. Manager shall deposit in the Operating Accounts all funds collected by Manager under this Agreement. Manager shall make deposits into or withdrawals from the Operating Accounts as Manager shall deem necessary or advisable in connection with the management of the Property, provided, however, that all funds deposited in the Operating Accounts shall be and remain Owner's property. Expenditures made from such account shall include without limitation the Manager's compensation and expense reimbursements,


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insurance premiums, real and personal property taxes, payments of amounts due on mortgages, contracts and capital leases affecting the Property and expenses for supplies, repairs, maintenance and improvements as incurred subject to the terms of this Agreement.

               7.2 Security Deposits. Manager shall deposit and maintain in separate accounts approved by Owner in accordance with applicable laws all security deposits, if any, of tenants.

               7.3 Monthly Reports. Manager shall prepare and deliver to Owner a monthly report for each month not later then the 25th day of the next following month setting forth statements of collections, disbursements, delinquencies, uncollectible accounts, balances of Operating Accounts, accountants payable, and other matters relating to the management of the Property. These statements shall upon Owner's request be accompanied by appropriate documentation of expenditures made by Manager under this agreement.

               7.4 Remittances Within 25 Days After the End of Each Month. Manager shall remit to Owner all unexpended funds in the Operating Accounts on or before the 25th day of each month to the extent that the funds in the Operating Accounts exceed the amount reasonably estimated by Manager as necessary to provide for working capital.

               7.5 Books and Records. Manager shall establish and maintain an accounting system for the purpose of bookkeeping, cost control, budget, payroll records, all reports and taxes incident thereto, and such other books of accounts, records, and documentation pertaining to the operation and maintenance of the Property as are customarily maintained by managing agents of properties similar in location and size to that of the Property. Manager shall prepare or cause to be prepared and filed all returns and other reports relating to the Property, other than income tax returns, as may be required by any governmental authority.

        8. Operating Budgets.

               8.1 Budget for First Operating Year. Manager shall prepare and submit to Owner prior to August 1, 1996 for Owner's approval a pro forma budget for the operation and maintenance of the Property covering the period from August 1, 1996 through December 31, 1996. Manager shall manage the Property consistent with and subject to the cost limitations set forth in the budget as the same may be adjusted with the prior written consent of Owner.

               8.2 Annual Budgets. Manager shall prepare and submit to Owner for its approval at least thirty (30) days before the beginning of each calendar year a proposed pro forma budget for all costs pertaining to the operation and maintenance of the Property during the calendar year. Each budget shall be in substantially the same form as the approved budget in effect for the prior calendar year and, shall set forth expenditures on an annual basis. At the request of Owner, Manager shall make such reasonable modifications to each proposed pro forma budget it prepares in accordance with this Agreement until Owner shall have approved the budget in writing, which approval shall not be unreasonably withheld or delayed.

               8.3 Limitations of Approved Budgets Except as Otherwise Specifically Provided in this Agreement. Manager shall incur costs and expenses in connection with the operation and maintenance of the Property during any calendar year within the limitations established by the budget for the operating year. Manager shall not, without Owner's prior written consent, incur costs and expenses to exceed the budgeted amount except as otherwise herein provided with respect to emergency situations.

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Manager shall not be required to obtain Owner's prior approval with respect to, and Owner shall consent to adjustments to the budget, for the following:

                      (a) Costs and expenses relating to utility charges, real estate taxes, insurances, or other matters that are not within Manager's reasonable control in which, if not incurred, would or might in Manager's judgment, adversely and materially affect the operation and maintenance of the Property; and

                      (b) Other costs and expenses that this Agreement specifically provides Manager may incur without limitation.

               In addition, if any calendar year shall commence before Owner shall have approved the pro forma budget for that year, Manager shall use its reasonable judgment in incurring costs and expenses relating to the operation and maintenance of the Property until a budget for such year shall be in effect, and in doing so, shall be guided by the budget for the prior calendar year.

        9. Owners' Duties.

               9.1 Information. Owner shall make readily available to Manager any information in its possession pertaining to the layout of the buildings, the construction of the buildings, the heating, air conditioning, ventilating, plumbing, electrical and other mechanical systems and equipment servicing the property, as Manager may reasonably request. Owner shall also provide Manager with copies of or access to all agreements, licenses, certificates, contracts, bills, notices and other documents pertaining to the Property.

               9.2 Insurance. The Owner shall obtain and the Manager shall maintain at Owner's expense, through companies agreed upon by Owner and Manager (which in all cases shall be an insurance company licensed to do business in the State of Texas), such policies of insurance, including but not limited to public and employers liability, workmens compensation, fire and extended coverage, liability and other insurance as may be necessary for the protection of the interests of Owner and Manager or as Manager otherwise may reasonably request in the performance of management of the Property. All policies of insurance shall name the Owner and the Manager and such other parties as may be required by the provisions of any mortgage as the insured thereunder as their respective interests may appear.

               9.3 Deposit of Funds. Upon the execution of this Agreement, Owner shall deposit with Manager funds in an amount sufficient to pay the expenses shown in the budget as the anticipated expenditures of Manager under this Agreement for the first month of the term hereof. Owner shall also promptly deposit with Manager funds in such amounts as may be shown in the monthly statements delivered by Manager to Owner as necessary additional funds for the operation and maintenance of the Property. Further, if due to an emergency situation or otherwise at any time Manager shall notify Owner in writing that the balances of the operating accounts are insufficient to fund the management of the Property, Owner shall promptly supply Manager with the necessary funds. Manager shall deposit all the funds delivered by Owner to Manager as provided above in the appropriate Operating Account.

        10. Owner's Access to Property and Records. Owner shall have rights to periodically inspect the Property and to review all records with respect to the Property, and Manager shall furnish any or all such records as may be requested by Owner, including but not limited to the following:


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               (a) the bookkeeping system;

               (b) requests for alterations, repairs, maintenance, replacements, equipment for the installation and the purchasing of materials and supplies incidental to the operation of the Property;

               (c) bank accounts, receipts and deposits;

               (d) all contracts, expenditures, payments and  disbursements; and

               (e) periodic reports.

        11. Credit Cards. The Owner authorizes the Manager to accept such credit cards as the Manager may determine from time to time and establish and maintain an appropriate credit card billing system.

        12. Business Name. The business of the Property shall be conducted under the name of the Summer Hill Apartments or such other name as Owner may hereafter determine in its sole discretion.

        13. Licenses. At Owner's expense, Manager shall keep all necessary licenses and permits required for the operation of the Property in full force and effect during the term of this Agreement, and Owner shall execute and deliver any documentation as requested by Manager to keep such permits and licenses current.

        14. Compliance with Laws and Regulations. The Manager and the Owner agree that each shall make all reasonable efforts, at the Owner's expense, to comply with all applicable laws, rules, regulations, requirements and ordinances of any federal, state or municipal authority, and the requirements of any insurance companies covering any of the risks against which the Property is insured, with respect to the proper operation and maintenance of the Property.

        15. Travel Expense. The parties agree that expenses of travel to and from the Property that is made by Manager personnel and agents for the purpose of managing the Property shall be borne by the Manager up to four visits per calendar year. If there are special visits required due to unexpected circumstances, the Owner will bear those costs subject to agreement in advance by the parties. All travel shall be economy class.

        16. Indemnification.

               16.1 Scope. Owner shall indemnify and hold harmless Manager, its principals officers, directors, shareholders, partners, employees, and agents (individually and collectively, the "Indemnitees") from and against all liabilities, claims, suits, damages, judgments, costs and expenses of whatever nature, including reasonable counsel fees and disbursements, to which the Indemnitees may become subject by reason of or arising out of any injury to or death of any person(s), damage to property, loss of use of any property, or otherwise in connection with the performance or nonperformance of Manager's obligations under this Agreement. Owner shall promptly reimburse the Indemnitees for all amounts, including reasonable attorneys' fees and disbursements, which they or any of them are required to pay in connection with or in defense of any of the matters for which they or any of them are entitled to indemnification as set forth above.

               16.2 Conditions. The obligations of Owner to indemnify, hold harmless and reimburse the Indemnitees under Section 16.1 are subject to the following conditions:

                      (a) The Indemnitees shall promptly notify Owner of any matter with respect to which Owner is required to indemnify, hold harmless, or reimburse the Indemnitees; and

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                      (b) The Indemnitees shall not take any actions, including
                      an admission of liability, which would bar Owner from enforcing any applicable coverage under policies of insurance held by Owner or would prejudice any defense of Owner in any appropriate legal proceedings pertaining to any such matter or otherwise prevent Owner from defending itself with respect to any such matter.

               16.3 Excluded Matters. Notwithstanding the foregoing, Owner shall not be required to indemnify, hold harmless, or reimburse the Indemnitees with respect to any matter to the extent the same is covered by insurance or resulted from the gross negligence or willful malfeasance of the Indemnitees or actions taken by the Indemnitees outside of the scope of the Manager's authority under this Agreement or any express or implied direction of Owner.

        17. Timely Performance. Owner and Manager shall each perform all of their respective obligations under this Agreement in a proper, prompt and timely manner. Each shall furnish the other with such information and assistance as the other may from time to time reasonably request in order to perform its responsibilities under this Agreement. Owner and Manager each shall take all such actions as the other may from time to time reasonably request and other cooperate with the other so as to avoid or minimize any delay or impairment of either party's performance of its obligations under this Agreement.

        18. Assignment.

               18.1 Permissible Assignments. Neither Owner nor Manager may assign this Agreement without the prior written consent of the other, provided, however, that either party may assign this Agreement to a successor corporation or partnership, a parent company, a wholly owned subsidiary corporation, or an entity which controls, is controlled by, or is under common control with Owner or Manager, as the case may be.

               18.2 Assumption and Release. Each permitted assignee of this Agreement shall agree in writing to personally assume, perform, and be bound by all of the terms, covenants, conditions and agreements contained in this Agreement, and thereupon the assignor of this Agreement shall be relieved of all obligations under this Agreement except those which shall have accrued before the effectiveness of such assignment.

        19. Termination. Either party may terminate this agreement by giving sixty (60) days prior written notice of such termination to the other party.

        Within fifteen (15) days after the expiration or termination of this Agreement, Manager shall pay over to Owner

                        (i) any balance of funds held by Manager on Owner's account pursuant to this Agreement; and

                        (ii) all books, records, leases, agreements and other documents that are necessary or pertinent to the future management of the Property.

        The provisions of this section shall survive the expiration or termination of this Agreement.

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        20. Notices.

               20.1 General. Any and all notices or other communications given under this Agreement shall be deemed to have been properly given when delivered, if personally delivered, or three (3) days after the date mailed if sent certified or registered mail, return receipt requested and postage prepaid, and addressed to the parties at the following addresses:

               If to Manager, to:   Territorial Inns Management  Co., Inc.
                                    1784 S Main Rd.
                                    Box 942
                                    Lebanon, OR   97355

               If to Owner, to:     JKLM Family Limited  Partnership
                                    EZL Corporation, General Partner
                                    P. O. Box 631
                                    Camp Sherman, OR 97330

               Any notice delivered by either party in any manner other than those described above shall be deemed properly given when received. Either party may change its address for the giving of notices under this Agreement by delivering to the other party ten (10) days' written notice of this change of address.

               20.2 Emergency Notices. Either party may give the other notice of emergency situations, orally (personally, by telephone, or otherwise) or by telecopy, telex, telegram, or other method, provided that the party giving any emergency notice as provided above in this paragraph shall confirm the same by written notice in accordance with Section 20.1 above.

        21. Governing Law. The parties expressly agree that this Agreement shall be governed by, interpreted under, and construed and enforced in accordance with the laws of the state of Oregon, except to the extent that the laws of the State of Texas must be applied under conflict of law principles by reason of the situs of the Property in Texas. The parties hereby consent and waive any objections to the jurisdiction and venue of any state or federal court of general jurisdiction in Multnomah County, Oregon, with respect to any action or proceeding relating in any way to this Agreement and agree any action brought by one party against the other relating to this Agreement shall be brought in such a court in Multnomah County, Oregon.

        22. Amendment. This Agreement shall not be changed, amended or otherwise modified except in writing signed by Owner and Manager.

        23. Authorities. Each individual executing this Agreement on behalf of a partnership, corporation or other entity warrants that such individual is authorized to do so and that this Agreement will constitute the legally binding obligation of such entity.

        24. Attorney Fees. If any suit, action, or proceeding shall be instituted to enforce or interpret this Agreement, the prevailing party shall be entitled to recover from the losing party, in addition to costs, such sums as the court may adjudge reasonable for the prevailing parties' attorney fees in such suit, action, proceeding or any appeal thereof.


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        25. Facsimile Transmission: Facsimile transmission of any signed original document, and retransmission, shall be the same as delivery of an original. At the request of either party, the parties will confirm facsimile transmitted signatures by signing an original document.

        26. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        27. Waiver of Breach. The waiver by any party of strict performance of any provisions in this Agreement shall not operate or be construed as a waiver of any subsequent breach.

        28. Integration. This Agreement contains the entire agreement among the parties hereto pertaining to the subject matter hereof, and supersedes all prior agreements and contemporaneous agreements, oral and written, except those contemplated hereunder or not inconsistent herewith.

        29. Captions. Captions in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

        30. Effective Date. This agreement shall be effective as of the date of the closing of the transaction wherein the Owner acquires its title to and ownership in the Property.

                                       OWNER:

                                       JKLM FAMILY LIMITED PARTNERSHIP,  an
                                       Oregon limited partnership  ("Owner")

                                       EZL CORPORATION, an Oregon  corporation,
                                       General Partner



                                       By:
                                          --------------------------------------


                                       MANAGER:

                                       TERRITORIAL INNS MANAGEMENT
                                       COMPANY, INC., an Oregon  corporation



                                       By:
                                          --------------------------------------

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